Exhibit 3.1

EXECUTION VERSION

EXCHANGERIGHT INCOME FUND

SECOND AMENDED AND RESTATED DECLARATION OF TRUST

May 30, 2024

This SECOND AMENDED AND RESTATED DECLARATION OF TRUST is made effective as of the date set forth above by the undersigned trustee of the Trust (the “Trust”), in order to amend and restate the Declaration of Trust in the manner set forth herein.

ARTICLE I

FORMATION; CERTIFICATE OF TRUST

The Trust is a statutory trust within the meaning of the Maryland Statutory Trust Act, as amended from time to time (the “Act”). The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation, but nothing herein shall preclude the Trust from being treated for tax purposes as a partnership, association, corporation or real estate investment trust or being disregarded for tax purposes as an entity separate from its owners under the Internal Revenue Code of 1986, as amended from time to time (the “Code”). The Trust intends to elect to be treated as a REIT, as of its first taxable year, for federal, and applicable state and local, income tax purposes, and has the right to change such election at any time subject to any restrictions set forth in this Declaration of Trust (as defined below). The undersigned trustee has formed the Trust by filing a Certificate of Trust with the State Department of Assessments and Taxation of Maryland (as amended, restated or corrected from time to time, the “Certificate”). The governing instrument of the Trust, as that term is defined in the Act, shall be this Declaration of Trust, as it may hereafter be amended or restated (the “Declaration of Trust”), together with any bylaws adopted in accordance herewith for the regulation and management of the affairs of the Trust (the “Bylaws”).

ARTICLE II

NAME

The name of the Trust is “ExchangeRight Income Fund”. The Trustee (as defined below) may cause the Trust to use any other designation or name for the Trust.

ARTICLE III

PURPOSES AND POWERS

Section 3.1 Purposes. The purposes for which the Trust is formed are to engage in any lawful act or activity for which a statutory trust may be formed under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a real estate investment trust within the meaning of Sections 856-859 of the Code (a “REIT”).

Section 3.2 Powers. The Trust shall have all of the powers granted to a statutory trust by the Act and all other powers that are not inconsistent with law and are appropriate to promote and attain the purposes of the Trust set forth in the Declaration of Trust.

ARTICLE IV

RESIDENT AGENT; Principal Office

The name and address of the resident agent of the Trust in the State of Maryland are CSC – Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202, or such other name and address as may be determined by the Trustee or any officer of the Trust. The resident agent is a Maryland corporation. The address of the Trust’s principal office in the State of Maryland is c/o CSC – Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202, or such other place as may be determined by the Trustee or any officer of the Trust. The Trust may have such offices or places of business within or outside the State of Maryland as the Trustee may from time to time determine.

ARTICLE V

DEFINITIONS

As used in the Declaration of Trust, the following terms shall have the following meanings:

“Aggregate Share Ownership Limit” means 9.8 percent (in value) of the aggregate of the outstanding Shares, or such other percentage determined by the Trustee in accordance with Section 8.1.8.

“Beneficial Ownership” means ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have the correlative meanings.

“Benefit Plan Investor” means any holder of Shares that is (a) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to the provisions of Title I of ERISA; (b) a plan as defined in and is subject to Section 4975(e) of the Code (any such employee benefit plan or “plan” described in clause (a) or this clause (b) being referred to herein as a “Plan”); (c) an entity whose underlying assets include (or are deemed to include under ERISA or Section 4975(e) of the Code) assets of a Plan by reason of such Plan’s investment in such entity; or (d) any other entity that otherwise constitutes a benefit plan investor for purposes of the Plan Asset Regulations.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Iowa are authorized or required by law, regulation or executive order to close.

“Charitable Beneficiary” means one or more beneficiaries of the Charitable Trust as determined pursuant to Section 8.2.7.

“Charitable Trust” means any trust provided for in Section 8.2.1.

“Charitable Trustee” means the Person unaffiliated with the Trust and any Prohibited Owner that is appointed by the Trust to serve as trustee of the Charitable Trust.

“Class A Conversion Rate” means a fraction, the numerator of which is the net asset value of the Trust allocable to the Class A Common Shares determined as described in the Class A PPM, divided by the number of outstanding Class A Common Shares, and the denominator of which is the net asset value of the Trust allocable to the Class I Common Shares determined as described in the Class A PPM, divided by the number of outstanding Class I Common Shares immediately prior to the Conversion Event.

“Class A PPM” means that certain Confidential Private Placement Memorandum of the Trust, dated April 4, 2022, with respect to Class A Common Shares, in such form (including any amendments or supplements thereto) as approved by or at the direction of the Trustee.

“Class ER Common Shareholder” means a Shareholder that owns Class ER Common Shares.

“Class ER Common Shares Redemption Date” means the closing date of a redemption of Class ER Common Shares by the Trust pursuant to Section 7.1(d)(i).

“Class ER Conversion Trigger Date” means the date that is the fifth anniversary of the closing date of a Class ER Common Shareholder’s purchase of Class ER Common Shares.

“Class ER Redemption Price” means, as to any Class ER Common Share, the purchase price per Class ER Common Share paid by the applicable Class ER Common Shareholder upon the original issuance of such Class ER Common Share by the Trust.

“Class ER Redemption Trigger Date” means the date that is the seventh anniversary of the closing date of a Class ER Common Shareholder’s purchase of Class ER Common Shares; provided that, notwithstanding the foregoing clause, such date may be extended by the Trustee for up to three successive periods of one year each, in the Trustee’s sole and absolute discretion, and upon written notice delivered to the Class ER Common Shareholders not less than thirty (30) days prior to the Class ER Redemption Trigger Date then in effect.

“Class S Conversion Rate” means a fraction, the numerator of which is the net asset value of the Trust allocable to the Class S Common Shares determined as described in the Class S PPM, divided by the number of outstanding Class S Common Shares, and the denominator of which is the net asset value of the Trust allocable to the Class I Common Shares determined as described in the Class S PPM, divided by the number of outstanding Class I Common Shares immediately prior to the Conversion Event.

“Class S PPM” means that certain Confidential Private Placement Memorandum of the Trust, dated April 4, 2022, with respect to Class S Common Shares, in such form (including any amendments or supplements thereto) as approved by or at the direction of the Trustee.

“Common Share Ownership Limit” means 9.8 percent (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares, or such other percentage determined by the Trustee in accordance with Section 8.1.8.

“Constructive Ownership” means ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.

“Controlling Person” shall mean a Person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the Trust or who provides investment advice to the Trust for a fee (direct or indirect) with respect to such assets, and any affiliate of such Person.

“Covered Person” means (a) the Trustee, (b) each equityholder, member, manager, director, officer, employee or agent of the Trustee and (c) each officer of the Trust.

“ExchangeRight” means ExchangeRight Real Estate, LLC, a California limited liability company.

“Excepted Holder” means a Person for whom an exemption is granted and/or an Excepted Holder Limit is created by the Declaration of Trust or the Trustee pursuant to Section 8.1.7.

“Excepted Holder Limit” means, provided that the affected Excepted Holder agrees to comply with the requirements established by the Trustee pursuant to Section 8.1.7 and subject to adjustment pursuant to Section 8.1.8, the percentage limit established by the Trustee pursuant to Section 8.1.7.

“Gross Proceeds” means the aggregate purchase price of all Shares sold for the account of the Trust through an offering of Common Shares, without deduction for selling commissions, volume discounts, any marketing support and due diligence expense reimbursement or Organization and Offering Expenses.

“Individual” means (a) an “individual” within the meaning of Section 542(a)(2) of the Code, as modified by Section 544 of the Code, and (b) any beneficiary of a “qualified trust” (as defined in Section 856(h)(3)(E) of the Code) which qualified trust is eligible for look-through treatment under Section 856(h)(3)(A) of the Code for purposes of determining whether a REIT is closely held under Section 856(a)(6) of the Code, in which case the qualified trust shall not be treated as an Individual.

“Initial Date” means the first date on which Shares are beneficially owned by at least 100 Persons.

“Insignificant Participation Exception” means the exception under the Plan Asset Regulations that provides that an entity’s assets will not be deemed to constitute the underlying assets of a Benefit Plan Investor that invests in the entity if at all times less than 25% of the value of each class of equity interests in the entity is held by one or more Benefit Plan Investors (disregarding any investment by a Controlling Person).

“Market Price” on any date means, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Trustee or, in the event that no trading price is available for such Shares, the net asset value of Shares, as determined by the Trustee in accordance with the PPM.

“MGCL” means the Maryland General Corporation Law.

“Organization and Offering Expenses” means any and all costs and expenses incurred by the Trust in connection with the formation of the Trust and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions, expenses for printing, engraving and amending the PPM or supplementing the PPM, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees (including the Trustee), escrow holders, depositories and experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

“Person” means an Individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(l7) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section l3(d)(3) of the Securities Exchange Act of 1934, as amended.

“Plan Assets” mean “plan assets” as defined in the Plan Asset Regulations.

“Plan Asset Regulations” means 29 C.F.R. Section 2510.3-101 et seq. issued by the U.S. Department of Labor, as modified by Section 3(42) of ERISA.

“PPM” means shall mean the Confidential Private Placement Memorandum of the Trust, dated April 4, 2022, with respect to the Class I Common Shares, as may be amended or supplemented from time to time.

“Prohibited Owner” means, with respect to any purported Transfer, any Person who, but for the provisions of Article VIII, would Beneficially Own or Constructively Own Shares in violation of Article VIII, and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

“REIT” has the meaning set forth in Section 3.1.

“Reorganization” means a merger, consolidation or conversion of the Trust or exchange of Common Shares in which Common Shares are converted into or exchanged for common ownership interests of another REIT; provided that (i) the exchange ratio used to determine the consideration payable to holders of Common Shares in such transaction is based on the respective net asset value of the Trust and such other entity, as adjusted for transaction costs, (ii) the holders of Common Shares of different classes or series share in such consideration in proportion to their respective net asset values per Common Share and (iii) the only cash paid in such transaction is paid in lieu of the issuance of fractional shares.

“Restriction Termination Date” means the first day after the Initial Date on which the Trustee determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

“Sponsor” means ExchangeRight.

“Transfer” means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire, or change its level of, Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote (other than solely by revocable proxy) or receive dividends or distributions on Shares, including (a) a change in the capital structure of the Trust, (b) a change in the relationship between two or more Persons that causes a change in ownership of Shares by application of Section 544 of the Code, as modified by Section 856(h) of the Code, (c) the granting or exercise of any option or warrant (or any acquisition or disposition of any option or warrant), pledge, security interest, or similar right to acquire Shares, (d) any acquisition or disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (e) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transfers,” “Transferring” and “Transferred” shall have the correlative meanings.

ARTICLE VI

TRUSTEE

Section 6.1 Powers. Subject only to any limitations expressly set forth in the Act, Certificate, the Declaration of Trust or the Bylaws, (a) the business and affairs of the Trust shall be managed exclusively by or under the direction of a single trustee, who shall be appointed and shall serve in accordance with the Declaration of Trust (the “Trustee”), (b) the Trustee shall have full, exclusive and absolute power, control and authority over the business and affairs of the Trust and any and all property of the Trust, and no Beneficial Owner of the Trust (each, a “Shareholder” and, collectively, the “Shareholders”) shall have any right to participate in or exercise control or management power over the business and affairs of the Trust, and (c) the Trustee shall have the exclusive power to take or authorize any action within the powers of the Trust under the Act, the Certificate, the Declaration of Trust and the Bylaws including, without limitation, the power to authorize or approve any action that would otherwise require the approval of one or more Shareholders under the Act. The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Trustee. The enumeration and definition of particular powers of the Trustee included in the Declaration of Trust or the Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Declaration of Trust or the Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Trustee under the general laws of the State of Maryland or any other law. Any determination regarding any matter within the powers of the Trustee or any construction of the Certificate, the Declaration of Trust or the Bylaws (including any construction of the Certificate, the Declaration of Trust or the Bylaws regarding the scope of the powers of the Trustee) made by the Trustee shall be conclusive.

The Trustee, without any action by the Shareholders, shall have and may exercise, on behalf of the Trust, without limitation, the power to adopt, amend and repeal the Bylaws, which may contain any provisions not inconsistent with the Act, the Certificate or the Declaration of Trust; the power to cause the Trust to effect a Reorganization; the power to elect or appoint officers or other agents of the Trust in the manner provided in the Bylaws; to solicit proxies from Shareholders; to authorize the issuance of Shares (as defined below) in one or more classes and series; to authorize the declaration and payment of distributions; to cause the Trust to elect to qualify as a REIT and take such actions as may be necessary or appropriate to maintain such qualification; to cause the Trust to cease to qualify, or attempt to qualify, as a REIT; to determine that compliance with any restriction or limitation on ownership or transfer of shares of the Trust’s beneficial interest set forth in Article VIII of the Declaration of Trust is no longer required in order for the Trust to qualify as a REIT; and to do any other act and authorize the Trust to do any other act or enter into any agreement or other document necessary or appropriate to exercise the powers or effectuate the purposes of the Trust.

Section 6.2 Initial Trustee; Number of Trustees. The undersigned shall serve as the Trustee in accordance with the Declaration of Trust. The Trust shall have, from time to time, one Trustee, and the Trustee may be an entity or an individual.

Section 6.3 Term and Election. The Trustee shall serve until his, her or its resignation, removal, death, dissolution, termination of legal existence or adjudication of legal incompetence.

If for any reason the Trustee ceases to be serve as trustee of the Trust, such event shall not terminate the Trust or affect the Declaration of Trust. The Trustee may appoint his, her or its successor; provided, however, that, if the Trustee is removed for “cause” as set forth in Section 6.4, the successor to the Trustee shall be elected by the Shareholders in the manner set forth in Article VII, and the removed Trustee shall have no right to appoint his, her or its successor. If a Trustee has ceased to serve as such and no successor has been appointed or qualifies, a successor Trustee shall be elected by the Shareholders.

Section 6.4 Resignation and Removal. The Trustee may resign, effective upon delivery of notice of such resignation to the Trust, or at any future date specified in the resignation. A Trustee may be removed, at any time, but only for cause, and then only by the affirmative vote of Shareholders entitled to cast a two-thirds of the votes entitled to be cast generally in the election of Trustees. For the purpose of this paragraph, “cause” shall mean (a) fraud or embezzlement with respect to the Trust or its affiliates or (b) willful misconduct as determined in a final judgment of a court of competent jurisdiction.

Section 6.5 Determinations by Trustee. The determination as to any of the following matters by or pursuant to the direction of the Trustee and consistent with the Declaration of Trust, shall be final and conclusive and shall be binding upon the Trust and every Shareholder: the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other distributions to the Shareholders; the amount of paid‑in surplus, net assets, other surplus, annual or other cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of Shares; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; the number of outstanding Shares at any time or from time to time; the net asset value of the Trust allocable to any class or series of Shares; any matter relating to the acquisition, holding or disposition of any assets by the Trust; whether any transaction or series of transactions constitutes a Reorganization; or any other matter relating to the business and affairs of the Trust or required or permitted by law, the Declaration of Trust or otherwise to be determined by the Trustee.

Section 6.6 Compensation of Trustee. The Trustee shall not receive any stated salary for its services as trustee but the Trustee shall be reimbursed for expenses, if any, incurred on behalf of the Trust or in connection with any service or activity it performs or engages in as Trustee; but nothing herein contained shall be construed to preclude the Trustee or any affiliate of the Trustee from serving the Trust or any of its subsidiaries in any other capacity and receiving compensation therefor.

Section 6.7 ERISA Matters. Notwithstanding any other provision of the Declaration of Trust, the Trustee is authorized to take any action or refrain from taking any action which in its judgment is necessary or desirable in order to prevent the Trust or any of its assets from being deemed to constitute Plan Assets of any Benefit Plan Investor.

Section 6.8 REIT Qualification. If the Trust elects to qualify for federal income tax treatment as a REIT, the Trustee shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Trust as a REIT; however, if the Trustee determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT, the Trustee may revoke or otherwise terminate the Trust’s REIT election pursuant to Section 856(g) of the Code. The Trustee, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VIII is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article VIII.

ARTICLE VII

SHARES OF BENEFICIAL INTEREST

Section 7.1 Authorized Shares. The beneficial interest in the Trust shall be divided into shares of beneficial interest (the “Shares”). The Trust has authority to issue an unlimited number of common shares of beneficial interest, $0.01 par value per share (the “Common Shares”), an unlimited number of which are classified as Class A Common Shares (the “Class A Common Shares”), an unlimited number of which are classified as Class I Common Shares (the “Class I Common Shares”), an unlimited number of which are classified as Class S Common Shares (the “Class S Common Shares”), and an unlimited number of which are classified as Class ER Common Shares (the “Class ER Common Shares”), and, subject to the relative rights of any other class or series of Common Shares designated from time to time, shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of Common Shares as set forth herein. Subject to the provisions of Article VIII and the terms of any class or series of Shares at the time outstanding, the Trustee may, by amendment to this Article VII and without any action by the Shareholders, classify or reclassify any unissued Shares from time to time and set or change the number, par value, designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the class or series of Shares. If Shares of one class or series are classified or reclassified into Shares of another class or series pursuant to this Article VII, then, except to the extent that the Trust is authorized to issue an unlimited number of Shares of any such class or series, the number of authorized Shares of the former class or series shall be automatically decreased and the number of authorized Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified.

(a) Class A Common Shares. The preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Class A Common Shares are identical to the Common Shares generally, except as specifically set forth in this Section 7.1(a). Each Class A Common Share held in a Shareholder’s account shall automatically and without any action on the part of the Shareholder thereof convert into a number of Class I Common Shares equal to the Class A Conversion Rate upon a listing (a “Listing”) of any class of Common Shares pursuant to an effective registration statement on any securities exchange registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any merger, consolidation, transfer of all or substantially all of the assets or other business combination of the Trust, as a result of which all outstanding Common Shares are cancelled in exchange for the right to receive cash or securities, or a combination thereof (an “Extraordinary Transaction” and, together with a Listing, a “Conversion Event”) unless, at least five (5) days before the effective date of such Conversion Event, the Trustee determines, in its sole and absolute discretion, that such conversion shall not occur in connection with such Conversion Event, but any such determination shall not preclude the conversion of Class A Common Shares into Class I Common Shares in connection with the occurrence of any successive Conversion Event.

(b) Class I Common Shares. The preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Class I Common Shares are identical to the Common Shares generally.

(c) Class S Common Shares. The preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Class S Common Shares are identical to the Common Shares generally, except as specifically set forth in this Section 7.1(c). Each Class S Common Share held in a Shareholder’s account shall automatically and without any action on the part of the Shareholder thereof convert into a number of Class I Common Shares equal to the Class S Conversion Rate upon a Conversion Event unless, at least five (5) days before the effective date of such Conversion Event, the Trustee determines, in its sole and absolute discretion, that such conversion shall not occur in connection with such Conversion Event, but any such determination shall not preclude the conversion of Class S Common Shares into Class I Common Shares in connection with the occurrence of any successive Conversion Event.

(d) Class ER Common Shares. The preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Class ER Common Shares are set forth as follows in this Section 7.1(d).

(i) Redemption Rights.

(A) Redemption. Subject to Section 7.1(d)(i)(B) below, each Class ER Common Shareholder shall have the right, upon the Class ER Redemption Trigger Date applicable to the Class ER Common Shares purchased by such Shareholder, to require the Trust to redeem the Class ER Common Shares, in whole or in part, held by such Class ER Common Shareholder from any source of funds legally available for such purpose. Each Class ER Common Shareholder desiring to exercise the redemption rights described in the preceding sentence shall provide written notice to the Trustee of its intent to so exercise in accordance with Section 7.1(d)(i)(B) below. Subject to the applicable provisions of the MGCL, the Trust shall effect any redemption described in this Section 7.1(d)(i) by paying cash for each Class ER Common Share to be redeemed equal to the Class ER Redemption Price. The Class ER Redemption Price shall be paid by the Trust, for each Class ER Common Share redeemed, directly to the redeeming Class ER Common Shareholder on the Class ER Common Shares Redemption Date.

(B) Notice of Redemption. Any redemption right exercised by a Class ER Common Shareholder pursuant to Section 7.1(d)(i)(A) shall be exercised pursuant to a written notice of redemption, delivered not less than fifteen (15) calendar days prior to the scheduled Class ER Common Shares Redemption Date, to the Trustee by the Class ER Common Shareholder who is exercising such redemption right. Such notice (the “Class ER Redemption Notice”) shall state: (i) the Class ER Common Shares Redemption Date; and (ii) the number of Class ER Common Shares to be redeemed and, if less than all outstanding Class ER Common Shares are to be redeemed, the number of such Class ER Common Shares to be redeemed by such Class ER Common Shareholder. Each Class ER Common Shareholder covenants and agrees with the Trust and the Trustee that all Class ER Common Shares delivered for redemption pursuant to Section 7.1(d)(i)(A) shall be delivered to the Trust free and clear of all liens and encumbrances, and, notwithstanding anything contained herein to the contrary, the Trust shall not be under any obligation to redeem Class ER Common Shares which are or may be subject to any liens or encumbrances. Each Class ER Common Shareholder further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Class ER Common Shares to the Trust in connection with a redemption under Section 7.1(d)(i)(A), such holder shall assume and pay such transfer tax.

(C) No Other Rights of Redemption or Repurchase. Except as provided in this Section 7.1(d)(i), no Class ER Common Shareholder shall be entitled to demand, or have any rights to require, the Trust repurchase or redeem such holder’s Class ER Common Shares. In this regard, and not in limitation of the foregoing sentence, no Class ER Common Shares shall be eligible for or subject to repurchase or redemption pursuant to any share repurchase program or plan instituted or maintained by the Trust at any time.

(ii) Conversion of Class ER Common Shares.

(A) Automatic Conversion Upon Conversion Event. Each Class ER Common Share held in a Class ER Common Shareholder’s account shall automatically and without any action on the part of the Class ER Common Shareholder thereof convert into an equal number of Class I Common Shares, on a 1:1 basis, upon a Conversion Event unless, at least five (5) days before the effective date of such Conversion Event, the Trustee determines, in its sole and absolute discretion, that such conversion shall not occur in connection with such Conversion Event, but any such determination shall not preclude the conversion of Class ER Common Shares into Class I Common Shares in connection with the occurrence of any successive Conversion Event.

(B) Class ER Common Shareholders’ Conversion Rights. Each Class ER Common Share held in a Class ER Common Shareholder’s account shall be convertible, at the option of the holder thereof, upon the Class ER Redemption Trigger Date, into an equal number of Class I Common Shares, on a 1:1 basis. In order for a holder of Class ER Common Shares to convert such Shares into Class I Common Shares, such holder shall surrender any certificates for such Class ER Common Shares (or, if such holder alleges that any such certificates have been lost, stolen, or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Trustee to indemnify the Trust and the Trustee against any claim that may be made against the Trust and/or Trustee on account of the alleged loss, theft, or destruction of any such certificate), at the principal office of the Trust, together with written notice that such holder elects to convert all or any number of such holder’s Class ER Common Shares and the name or names in which the Class I Common Shares shall be issued. The Trust shall, as soon as practicable thereafter, issue and deliver to such holder of Class ER Common Shares evidence of the issuance of the Class I Common Shares to which such holder is entitled upon conversion, including, if requested by the converting Class ER Common Shareholder, a certificate or certificates for the number of Class I Common Shares to which the converting Class ER Common Shareholder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date the converting Class ER Common Shareholder’s notice of conversion is received by the Trustee, and the person or persons entitled to receive the Class I Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class I Common Shares as of such date.

(C) Trust’s Optional Conversion Rights. From and after the Class ER Conversion Trigger Date, the Trustee, on behalf of the Trust, shall have the right to cause each Class ER Common Shareholder holding Class ER Common Shares, without any action on the part of the Class ER Common Shareholder, to convert any or all of such Shareholder’s Class ER Common Shares into an equal number of Class I Common Shares, on a 1:1 basis. The Trustee shall provide written notice to the affected Class ER Common Shareholder of its intent to exercise the conversion rights described in the preceding sentence no less than thirty (30) calendar days prior to any such conversion date.

(iii) Other Rights. Except as otherwise specifically set forth in this Section 7.1(d), the Class ER Common Shares shall have the same preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions as the Common Shares generally.

Section 7.2 Authorization by Trustee of Share Issuance. The Trustee may authorize or cause the Trust to issue from time to time Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration, whether in cash, property, past or future services, obligation for future payment or otherwise, or without consideration (including in connection with a Share split or distribution of Shares), determined by the Trustee, subject to such restrictions or limitations, if any, as may be set forth in the Certificate or the Declaration of Trust.

Section 7.3 Voting Rights. Except as may otherwise be specified in the terms of any class or series of Shares or as provided herein, each Share shall entitle the holder thereof to one vote on each matter upon which holders of Shares are entitled to vote. Except to the extent that the Trust directly or indirectly owns Shares in a fiduciary capacity, neither the Trust nor any entity of which the Trust is entitled to exercise a majority of the outstanding voting power may vote on any matter, and Shares held by the Trust or any such entity shall not be counted in determining the total number of votes entitled to be cast on any matter or at any time. Subject to the terms of any class or series of Shares then outstanding limiting or expanding the voting rights of such Shares, Shareholders shall be entitled to vote only on the following matters:

(a) the removal of the Trustee and the election of a successor Trustee as provided in Article VI;

(b) the amendment of the Declaration of Trust, to the extent provided in Section 10.3;

(c) the merger, consolidation or conversion of the Trust or the transfer of all or substantially all of its assets, to the extent provided in Article XI;

(d) such others matters as may be provided in the Bylaws of the Trust;

(d) such other matters that the Trustee has submitted to the Shareholders for approval or ratification; and

(e) such matters with respect to which Shareholders are required to vote (whether in a binding or advisory capacity) by federal law, state law or securities exchange rule.

Except with respect to the foregoing matters, no action taken by the Shareholders shall in any way bind the Trust or the Trustee. Unless a different proportion is specified in the Certificate, the Declaration of Trust or the Bylaws (and notwithstanding any different proportion of votes that may be specified in the Act to approve any matter), the affirmative vote of a plurality of the votes cast in the election of a Trustee shall be sufficient to elect any Trustee, and the affirmative vote of a majority of the votes cast at a meeting of Shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter that may properly come before the Shareholders at such meeting.

Section 7.4 Reorganization. Holders of Shares shall not have the right to vote on or approve any Reorganization.

Section 7.5 Dividends and Distributions. The Trustee may from time to time authorize or cause the Trust to pay such dividends or other distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Trustee shall determine. The Trustee shall endeavor to cause the Trust to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify under the Code as a REIT; however, shareholders shall have no right to any dividend or distribution unless and until authorized by the Trustee and declared by the Trust. Before payment of any dividends or other distributions, there may be set aside out of any funds of the Trust available for dividends or other distributions such amounts as the Trustee may from time to time reserve for any Trust purpose, and the Trustee may modify or abolish any such reserve. Distributions shall be made to the holders of Common Shares, pro rata, in proportion to the number of Common Shares held by each of them. Shareholders shall have no right to any dividend or distribution unless and until authorized by the Trustee and declared by the Trust, and then only at the time and in the amount and form authorized by the Trustee. Any action by the Trustee to cause the Trust to declare or pay any dividend or other distribution shall be conclusive evidence of the authorization by the Trustee of such distribution. The exercise of the powers and rights of the Trustee pursuant to this Section 7.5 shall be subject to the terms of any class or series of Shares at the time outstanding.

Section 7.6 Consent Dividends. If the Trustee determines that consent dividends (within the meaning of Section 565 of the Code) with respect to a taxable year are necessary or appropriate to insure or maintain the qualification of the Trust as a REIT for U.S. federal income tax purposes; to avoid the imposition of any U.S. federal income or excise tax; or for any other reason, the Trustee may require the holders of Common Shares and any other Persons to take any and all actions necessary or appropriate under the Code, any regulations promulgated thereunder, any court decision or any administrative interpretations of the U.S. Department of Treasury (including any U.S. Internal Revenue Service forms or other forms) to declare consent dividends sufficient to maintain REIT qualification and avoid U.S. federal income or excise tax or otherwise.

Section 7.7 General Nature of Shares. All Shares shall be personal property entitling the Shareholder only to those rights provided in the Certificate, the Declaration of Trust and the Bylaws. The rights of all Shareholders and the terms of all Shares are subject to the provisions of the Certificate, the Declaration of Trust and the Bylaws. The Shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a Shareholder shall not terminate the Trust. The Trust is entitled to treat as Shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust. Notwithstanding any other provision in the Declaration of Trust, no determination shall be made by the Trustee nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code. Each Share, whether or not evidenced by a certificate, shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Maryland Uniform Commercial Code (including Section 8-102(a)(l5) thereof) as in effect and as it may be amended or superseded from time to time, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 or any successor uniform act or law in effect in the State of Maryland from time to time.

Section 7.8 Fractional Shares. The Trust may, without the consent or approval of any Shareholder, issue fractional Shares, eliminate any outstanding fraction of a Share by rounding up to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it or pay cash for the fair value of a fraction of a Share.

ARTICLE VIII

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SHARES

Section 8.1 Shares.

Section 8.1.1. Ownership Limitations.

(a) Basic Restrictions.

(i) During the period commencing on the Initial Date and prior to the Restriction Termination Date, (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted

Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit applicable to such Excepted Holder.

(ii) During the period commencing on the Initial Date and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year). From the date of the Declaration of Trust (the “Effective Date”) until the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own Shares to the extent that (I) such Beneficial Ownership or Constructive Ownership would result in the Trust otherwise failing to qualify as a REIT

(including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii) From the Initial Date, or such other date as determined by the Trustee in its discretion, until the Restriction Termination Date, no Person shall Transfer any Shares if, as a result of the Transfer, the Shares would be beneficially owned by fewer than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code). Notwithstanding any other provisions contained herein, any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system) that, if effective, would result in Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(iv) During the period commencing on the Initial Date and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares could result in the Trust failing to qualify as a “domestically-controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(v) During the period commencing on the Initial Date and prior to the date that the Trust qualifies for an exception to the Plan Asset Regulations (other than the Insignificant Participation Exception), no Person shall Transfer or attempt to Transfer Shares to the extent such Transfer would result in the Trust failing to meet the Insignificant Participation Exception.

(b) Transfer in Trust. If any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 8.1.1(a)(i), (ii), (iv) or (v), then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 8.1.1(a)(i), (ii), (iv) or

(v) (rounded up to the nearest whole Share) shall be automatically transferred to a Charitable Trust for the exclusive benefit of a Charitable Beneficiary, as described in Section 8.2, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares. If the transfer to the Charitable Trust described in this Section 8.1.1(b) would not be effective for any reason to prevent the violation of Section 8.1.1(a)(i), (ii), (iv) or (v), or would not prevent the Trust from failing to qualify as a REIT, then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 8.1.1(a)(i), (ii), (iv) or (v) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

Section 8.1.2. Remedies for Breach. If the Trustee shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 8.1.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares that would result in a violation of Section 8.1.1 (whether or not such violation is intended), the Trustee shall take or cause to be taken such action as the Trustee deems necessary or advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Shares at a price per Share equal to the Market Price on the date of the redemption, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 8.1.1 shall automatically result in the transfer to the Charitable Trust described above, or, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Trustee.

Section 8.1.3. Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 8.1.1(a), or any Person who would have owned Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 8.1.1(b), shall immediately give written notice to the Trust of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust’s qualification as a REIT.

Section 8.1.4. Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Shares and other Shares Beneficially Owned and a description of the manner in which such shares are held; provided, that a Shareholder of record who holds outstanding Shares as nominee for another Person, which other Person is required to include in gross income the dividends or distributions received on such Shares (an “Actual Owner”), shall give written notice to the Trust stating the name and address of such Actual Owner and the number of shares of such Actual Owner with respect to which the Shareholder of record is nominee. Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s qualification as a REIT and to ensure compliance with this Article VIII.

(b) each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Shareholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 8.1.5 Remedies Not Limited. Subject to Section 6.1, nothing contained in this Section 8.1 shall limit the authority of the Trustee to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders in preserving the Trust’s qualification as a REIT.

Section 8.1.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 8.1, Section 8.2 or any definition contained in Article V, the Trustee shall have the power to determine the application of the provisions of this Section 8.1 or Section 8.2 with respect to any situation based on the facts known to it. In the event Section 8.1 or Section 8.2 require an action by the Trustee and the Declaration of Trust fails to provide specific guidance with respect to such action, the Trustee shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 8.1 or Section 8.2.

Section 8.1.7 Exceptions.

(a) Subject to Section 8.1.1(a)(ii) and upon receipt of such representations and agreement as the Trustee may require, the Trustee may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit or the Common Share Ownership Limit, or both, and may establish or increase an Excepted Holder Limit for such Person.

(b) Prior to granting any exception pursuant to Section 8.1.7(a), the Trustee may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Trustee, as it may deem necessary or advisable in order to determine or ensure the Trust’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Trustee may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 8.1.1(a)(ii), an underwriter, placement agent or initial purchaser which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit or the Common Share Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Trustee may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Share Ownership Limit.

Section 8.1.8 Increase or Decrease in Aggregate Share Ownership Limit or the Common Share Ownership Limit. The Trustee may from time to time increase or decrease the Aggregate Share Ownership Limit and/or the Common Share Ownership Limit for one or more Persons and increase or decrease the Aggregate Share Ownership Limit and/or the Common Shares Ownership Limit for all other Persons. No decreased Aggregate Share Ownership Limit or Common Share Ownership Limit will be effective for any Person whose percentage of ownership of Shares is in excess of such decreased Aggregate Share Ownership Limit or Common Share Ownership Limit, as applicable, until such time as such Person’s percentage of ownership of Shares equals or falls below the decreased Aggregate Share Ownership Limit or Common Share Ownership Limit, as applicable; provided, however, that any further acquisition of Shares by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 8.1.7(a) or an Excepted Holder) in excess of the Shares owned by such person on the date the decreased Aggregate Share Ownership Limit or Common Share Ownership Limit became effective will be in violation of the Aggregate Share Ownership Limit or Common Share Ownership Limit. No increase to the Aggregate Share Ownership Limit or Common Share Ownership Limit may be approved if the new Aggregate Share Ownership Limit or Common Share Ownership Limit would allow five or fewer Persons to Beneficially Own, in the aggregate more than 49.9% in value of the outstanding Shares or otherwise cause the Trust to fail to qualify as a REIT. Prior to increasing or decreasing the Aggregate Share Ownership Limit or Common Share Ownership Limit pursuant to this Section 8.1.8, the Trustee may require such opinions of counsel, affidavits, undertakings or agreements, in form and substance satisfactory to the Trustee, as it may deem necessary or advisable in order to determine or ensure the Trust’s qualification as a REIT.

Section 8.1.9 Legend. Each certificate or notice in lieu of any certificate, if any, for Shares shall bear a legend summarizing the restrictions on ownership and transfer contained herein. Instead of a legend, the certificate, if any, may state that the Trust will furnish a full statement about certain restrictions on transferability to a Shareholder on request and without charge.

Section 8.2. Transfer of Shares in Trust.

Section 8.2.1. Ownership in Trust. Upon any purported Transfer or other event described in Section 8.1.1 that would result in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 8.1.1(b). Each Charitable Beneficiary shall be designated by the Trust as provided in Section 8.2.7.

Section 8.2.2 Status of Shares Held by the Charitable Trustee. Shares held by the Charitable Trustee shall be issued and outstanding Shares. The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Shares.

Section 8.2.3. Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee shall be paid with respect to such Shares to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible trust action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VIII, until the Trust has received notification that Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its Share transfer and other Shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Shareholders.

Section 8.2.4. Rights Upon Dissolution. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Trust, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Shares of the class or series of Shares that is held in the Charitable Trust, that portion of the assets of the Trust available for distribution to the holders of such class or series (determined based upon the ratio that the number of Shares of such class or series of Shares held by the Charitable Trustee bears to the total number of Shares of such class or series of Shares then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Shares held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Trust, in accordance with Section 8.2.5.

Section 8.2.5. Sale of Shares by Charitable Trustee. Within 20 days of receiving notice from the Trust that Shares have been transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 8.1.1(a). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 8.2.5. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the event causing the Shares to be held in the Charitable Trust did not involve a purchase of such Shares at Market Price, the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (2) the price per Share received by the Charitable Trustee (net of any commissions and other expenses) from the sale or other disposition of the Shares held in the

Charitable Trust. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 8.2.3. Any net sales proceeds in excess of the amount payable to the Prohibited Owner and any other amounts received by the Trustee with respect to such Shares shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 8.2.5, such excess shall be paid to the Charitable Trustee upon demand for payment to the Charitable Beneficiary.

Section 8.2.6. Purchase Right in Shares Transferred to the Charitable Trustee. Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per Share equal to the lesser of (i) the price per Share in the transaction that resulted in such transfer to the Charitable Trust (or, if the event that resulted in the Transfer to the Charitable Trust did not involve a purchase of such Shares at Market Price, the Market Price of such shares on the day of the event that resulted in the Transfer of such shares to the Charitable Trust) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 8.2.3. The Trust may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary. The Trust shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 8.2.5. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any other amounts held by the Trustee with respect to such Shares to the Charitable Beneficiary.

Section 8.2.7 Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 8.1.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Trust to make such designation nor the failure of the Trust to appoint the Charitable Trustee before the automatic transfer provided for in Section 8.1.1 shall make such transfer ineffective, provided that the Trust thereafter makes such designation and appointment.

Section 8.3 Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VIII.

Section 8.4 Non-Waiver. No delay or failure on the part of the Trust or the Trustee in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Trustee, as the case may be, except to the extent specifically waived in writing.

ARTICLE IX

LIABILITY OF SHAREHOLDERS, TRUSTEES, OFFICERS,
EMPLOYEES AND AGENTS AND TRANSACTIONS
BETWEEN SUCH PERSONS AND THE TRUST

Section 9.1 Limitation of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his, her or it being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the property or affairs of the Trust.

Section 9.2 Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a statutory trust, no Covered Person shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

Section 9.3 Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the Trust shall indemnify (a) any Covered Person (including among the foregoing, for all purposes of this Article IX and without limitation, any individual or entity who, while serving as the Covered Person and, at the request of the Trust, serves or has served any other enterprise in any management or agency capacity) against any claim or liability to which such Covered Person may become subject by reason of such status, except for liability for such Covered Person’s gross negligence or intentional misconduct, and (b) each present or former Shareholder against any claim or liability to which such Shareholder may become subject by reason of such status. In addition, the Trust shall, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former Covered Person or Shareholder made a party to or witness in a proceeding by reason such status, provided that, in the case of a Covered Person, the Trust shall have received (i) a written affirmation by the Covered Person of the Covered Person’s good faith belief that the Covered Person has met the applicable standard of conduct necessary for indemnification by the Trust pursuant to this Section 9.3 and (ii) a written undertaking by or on behalf of the Covered Person to repay the amount paid or reimbursed by the Trust if it shall ultimately be determined that the applicable standard of conduct was not met. Notwithstanding the foregoing, the Trust shall not be required to indemnify or advance funds to any Person entitled to indemnification hereunder (x) with respect to any action initiated or brought voluntarily by such indemnified Person (and not by way of defense) unless (I) approved or authorized by the Trustee or (II) incurred to establish or enforce such Person’s right to indemnification hereunder, or (y) in connection with any claim with respect to which such Person is found to be liable to the Trust.

The Trust may provide or obligate itself to provide such indemnification or payment or reimbursement of expenses to any Person that served a predecessor of the Trust as a Covered Person or any employee or agent of the Trust or any predecessor of the Trust.

Any indemnification or payment or reimbursement of the expenses permitted by the Declaration of Trust shall be furnished in accordance with the procedures provided for indemnification or advance or reimbursement of expenses, as the case may be, under Section 2-418 of the MGCL (or any successor provision thereto) for directors of Maryland corporations.

Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Declaration of Trust inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. The rights to indemnification and advance of expenses provided by the Declaration of Trust shall vest immediately upon a Person or entity becoming a Covered Person or the acquisition of Shares by a Shareholder.

Section 9.4 Transactions between the Trust and its Trustees, Officers, Employees and Agents. Subject to any express restrictions in the Certificate or the Declaration of Trust or adopted by the Trustee, the Trust may enter into any contract or transaction of any kind, including, without limitation, for the purchase or sale of property or for any type of services, including those in connection with the offer or sale of securities of the Trust, with any Person, including any Covered Person or employee or agent of the Trust or any Person affiliated with a Covered Person or employee or agent of the Trust, whether or not any of them has a financial interest in such transaction. The procedures and presumptions set forth in Section 2-419 of the MGCL (or any successor provision thereto) shall be available for and apply to any contract or other transaction between the Trust and the Trustee or between the Trust and any other trust, corporation, firm or other entity in which the Trustee is a trustee or director or has a material financial interest.

Section 9.5 Duties of Trustee, Officers and Agents. Any Covered Person may have business interests and engage in business activities similar, in addition to or in competition with those of or relating to the Trust. The Trustee shall have the duties set forth in Section 12-402 of the Act, except that neither the Trustee, nor any other Covered Person, shall have any duty, fiduciary or otherwise, or obligation to the Trust, any Shareholder or any creditor of the Trust to present or offer any business opportunity to the Trust or to refrain from competing with the Trust. No Covered Person shall have any duties, including fiduciary duties under the common law of trusts, or be subject to any duties or other standard of conduct, other than as set forth in the preceding sentence. Any action or failure to act by the Trustee shall be presumed to be in accordance with the duties described in this Section 9.5, and any Person alleging the contrary shall bear the burden of proof that the action or failure to act was not consistent with such duties. To the maximum extent permitted by the Act, as in effect from time to time. Each Covered Person shall, in the performance of his, her or its duties with respect to the Trust, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Trust whom the Trustee or officer reasonably believes to be reliable and competent in the matters presented or by a lawyer, certified public accountant or other Person as to a matter which the Trustee or officer reasonably believes to be within the Person’s professional or expert competence.

ARTICLE X

AMENDMENT

Section 10.1 General. The Trust reserves the right from time to time to make any amendment to the Certificate or the Declaration of Trust now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration, of any outstanding Shares. The Certificate or the Declaration of Trust may be amended only as provided in this Article X. The merger or consolidation of the Trust with another Person, the dissolution of the Trust or any other transaction between the Trust and another Person in which the Trust does not survive as a separate entity shall not be considered an amendment to the Declaration of Trust for purposes of this Article X.

Section 10.2 By Trustee. Except as expressly provided in the Certificate, Section 10.3 or in the terms of any class or series of Shares, the Declaration of Trust may be amended by the Trustee, without any action by the Shareholders. Except as may otherwise be expressly provided in the Certificate, the Certificate may be amended only by the Trustee, without any action or approval by the Shareholders.

Section 10.3 By Shareholders. Amendments to the Declaration of Trust that materially and adversely affect the contract rights of outstanding Shares, but excluding amendments of the type specified in Section 7.1 of the Declaration of Trust or Section 2-605 of the MGCL (which shall not require approval of any Shareholder), must be approved by the Trustee and Shareholders entitled to cast a majority of the votes entitled to be cast on the matter.

ARTICLE XI

MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

The Trust may (a) merge with or into or convert into another entity, (b) consolidate with one or more other entities into a new entity or (c) transfer all or substantially all of its assets to another person. Subject to the terms of any series or class of Shares at the time outstanding, any such action must be approved by the Trustee and, unless such action could be taken by a Maryland corporation without the approval of its Shareholders pursuant to Subtitle 1 of Title 3 of the MGCL or if such action is a Reorganization, Shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter. No holder of Shares shall have the right to vote on any Reorganization.

Article XII

Duration of Trust

Section 12.1 Duration. The Trust shall continue perpetually unless dissolved pursuant to Section 12.2 pursuant to any applicable provision of the Act. No Shareholder or other Person shall have any right to petition a court for judicial dissolution of the Trust.

Section 12.2 Dissolution. Subject to the terms of any class or series of Shares at the time outstanding, the Trust may be dissolved with the approval of the Trustee.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Certificate of Trust. In the event of any conflict between the provisions of the Certificate and the Declaration of Trust, the provisions of the Certificate shall control.

Section 13.2 Inspection. Any Shareholder shall be entitled to examine the Trust’s books and records to the extent permitted by Section 12-305 of the Act, but only if, and to the extent, approved by the Trustee.

Section 13.3. Rights of Objecting Shareholders; Derivative Claims. Shareholders shall not be entitled to exercise any appraisal rights or rights analogous to those of an objecting Shareholder provided for under Title 3, Subtitle 2 of the MGCL (or any successor provision thereto). A Shareholder shall not be entitled to recover a judgment in favor of the Trust, assert any claim in the name of the Trust or bring any other action that is derivative in nature without the approval of the Trustee.

Section 13.4 Organization and Offering Expenses. The Trust may reimburse Trustee or the Sponsor for Organization and Offering Expenses incurred by the Trustee or the Sponsor in connection with any offering of Shares, on an accountable or nonaccountable basis; provided, however, that (i) the total amount of all Organization and Offering Expenses reimbursed by the Trust shall be reasonable and (ii) the total Organization and Offering Expenses reimbursed by the Trust in connection with any offering of Shares shall in no event exceed 1% of the Gross Proceeds of such offering of Shares.

Section 13.5 Governing Law. The rights of all parties and the validity, construction and effect of every provision of the Declaration of Trust shall be subject to and construed according to the laws of the State of Maryland, without regard to conflicts of laws provisions thereof.

- Signature Page Follows -

IN WITNESS WHEREOF, this Amended and Restated Declaration of Trust has been executed by the undersigned Trustee to be effective as of the date and year first above written.

ExchangeRight Income Fund Trustee, LLC

a Delaware limited liability company

By: ExchangeRight Real Estate, LLC

a California limited liability company, its sole member

By: __/s/ Warren Thomas______________

Name: Warren Thomas

Title: Manager

- Signature Page to Second Amended and Restated Declaration of Trust -